Exhibit 10.12

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into effective as of January 1, 2011, by and between BE Aerospace, Inc., a Delaware corporation (the “Company”), and Werner Lieberherr (the “Executive”).

RECITALS

WHEREAS, the Executive and the Company entered into an Amended and Restated Employment Agreement dated August 1, 2010 (the “Past Employment Agreement”);

WHEREAS, the Executive and the Company entered into that certain Proprietary Rights Agreement effective July 5, 2006 (the “2006 Proprietary Rights Agreement”);

WHEREAS, the Executive and the Company wish to enter into this Agreement, which shall supersede and replace in its entirety the Past Employment Agreement except that the 2006 Proprietary Rights Agreement incorporated therein by reference shall not be superseded by this Agreement;

WHEREAS, concurrently with the execution of this Agreement the Executive and the Company are entering into a Proprietary Rights Agreement which is attached hereto as Exhibit A (the "2011 Proprietary Rights Agreement");

WHEREAS, the Executive, having provided services to the Company since July 2006, agrees to continue to provide services for the benefit of the Company for an additional period as provided herein, and the Company wishes to procure such services as provided herein;

WHEREAS, the Executive and the Company agree and acknowledge that this Agreement grants to the Executive benefits and consideration from the Company above and beyond those to which the Executive is otherwise entitled, individually or collectively, under the Past Employment Agreement, any other agreement, or any policies of the Company; and

WHEREAS, the Company wishes to secure for its benefit the experience, abilities and services of the Executive and to prevent the loss of such experience, services and abilities subject to the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.           The Past Employment Agreement.  The Past Employment Agreement is hereby restated, superseded and replaced in its entirety by this Agreement.  The 2006 Proprietary Rights Agreement shall continue in full force and effect except that it is hereby deemed by each of the Company and the Executive to apply to the period of the Executive’s employment from July 5, 2006 through December 31, 2010 and thereafter subject to its terms.  The 2011 Proprietary Rights Agreement shall apply only to the period of the Executive’s employment from January 1, 2011 and continue in effect throughout Executive’s employment and thereafter subject to its terms.

2.           Employment.  Unless otherwise terminated pursuant to the provisions of  Section 5 hereof, the Executive shall provide to the Company services hereunder during the term of his employment under this Agreement, which shall be the period ending three (3) years from any date as of which the term is being determined (the “Employment Term”).  The date on which the Employment Term ends, including any extensions thereof, is sometimes hereinafter referred to as the “Expiration Date.”  At no point during the Employment Term shall the Executive compete or take any preparations to compete with the Company.

3.           Position and Duties.  The Executive shall serve the Company in the capacity of President and Chief Operating Officer, or in such other positions as the Chief Executive Officer of the Company, his designee, or the Board of Directors of the Company (the “Board”) may designate from time to time, and shall be accountable to, and shall have such other powers, duties and responsibilities, consistent with such capacity, as may from time to time be prescribed by the Chief Executive Officer of the Company, his designee or the Board in its/their sole discretion.  The Executive shall perform and discharge, faithfully, diligently and to the best of his ability, such powers, duties and responsibilities and shall comply with all of the Company’s policies and procedures.  The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company.  The Executive’s performance will be reviewed by the Chief Executive Officer on an annual basis.

4.           Compensation.

(a)           Salary.  During the Employment Term, the Executive shall receive a salary (the “Salary”) payable at the rate of $530,000 per annum.  Such rate shall be subject to adjustment from time to time by the Compensation Committee of the Board (the “Compensation Committee”); provided, however, that it shall at no time be adjusted below the Salary then in effect.  The Salary shall be payable biweekly or in accordance with the Company’s current payroll practices, less all required deductions.  The Salary shall be pro-rated for any period of service less than a full year.

(b)           Incentive Bonus.  During the Employment Term, the Executive shall be eligible to receive an incentive performance bonus (the “Bonus”) in accordance with the Company’s executive bonus plan then in effect, as determined by the Compensation Committee at the end of the applicable fiscal year in its sole discretion.  The Bonus shall be paid in accordance with Company policy, but in no event later than March 15th of the year following the year in which the Executive earned such Bonus.

(c)           Expenses.  During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him on behalf of the Company in accordance with the Company’s policies and procedures in effect from time to time.

(d)           Benefits.  During the Employment Term, the Executive shall be entitled to participate in or receive benefits under any life or disability insurance, health, pension, retirement, accident, and other employee benefit plans, programs and arrangements made generally available by the Company to its executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements in effect from time to time.  In accordance with the Company’s policies in effect from time to time applicable to the Executive, the Executive shall also be entitled to paid vacation in any fiscal year during the Employment Term as well as all paid holidays given by the Company to its employees.

(e)           Automobile.  During the Employment Term, the Executive shall receive an automobile allowance (the “Automobile Allowance”) of $1,100 per month less applicable taxes, payable in accordance with Company policy, but in no event later than March 15th of the year following the year in which the Automobile Allowance will accrue.

(f)           Equity Awards.

(i)           During the Employment Term, the Executive shall be eligible to participate in the Company’s equity incentive plan as determined by the Compensation Committee in its sole discretion.  During the first year of the Employment Term, the equity award may have a value of up to two hundred ten percent (210%) of the Salary in effect as of the date of such award or as otherwise approved by the Compensation Committee.  The grant timing, form and amount of the equity awards shall be determined by the Compensation Committee in its sole discretion.  The equity awards shall be granted pursuant to and subject to the terms of the Company’s 2005 Long-Term Incentive Plan (or any successor plan) and an award agreement to be entered into between the Company and the Executive.

(ii)           Notwithstanding any provision in the applicable award documents and the preceding paragraph, and as additional consideration for the Executive’s restrictive non-competition and non-solicitation covenants for the benefit of the Company set forth in Section 6 of this Agreement, the Executive’s unvested equity awards shall, subject to applicable law, accelerate and become immediately vested and unrestricted and, as applicable, become immediately exercisable and remain exercisable through the remainder of their term following the occurrence of any of the following events: (i) the termination of the Executive’s employment without Cause pursuant to Section 5(e), (ii) the Executive’s termination due to Incapacity pursuant to Section 5(c), (iii) the Executive’s death, or (iv) a Change of Control (as defined in Section 5(f).

(g)           Retirement Compensation.  The Company has established the BE Aerospace, Inc. 2010 Deferred Compensation Plan (“SERP”).  On January 1st of each year the Executive is employed hereunder, the Company will make a tax deferred contribution to the SERP (the “Retirement Contribution”) on behalf of the Executive equal to twenty percent (20%) of the Salary in effect as of the date of contribution.  The Executive must be employed on the applicable date of contribution to receive a Retirement Contribution.  Each Retirement Contribution shall be subject to the terms and conditions of the SERP except that (A) Retirement Contributions made for calendar years 2011, 2012, 2013, 2014 and 2015 shall vest in full on January 1, 2016 (provided that the Executive is employed on such date) or, if earlier, upon (i) the Executive meeting the requirements of a “retirement,” (ii) the Executive’s “separation from service” by the Company without Cause pursuant to Section 5(e), (iii) the Executive’s death, (iv) a “change of control,” or (v) the Executive meeting the requirements of a “disability” (retirement, change of control and disability, each as such term is defined in the SERP), and (B) all Retirement Contributions made on and after January 1, 2016 shall vest in full on the date of each such Retirement Contribution.  The Retirement Contributions shall be allocated to the Executive's retirement account under the SERP.

5.           Termination and Compensation Thereon.

(a)           Termination.  Subject to the terms and conditions of this Agreement, the Executive’s employment pursuant to this Agreement may be terminated either by the Executive or the Company at any time and for any reason.  The term “Termination Date” shall mean if the Executive’s employment is terminated (i) by his death, the date of his death or (ii) for any other reason, the date on which the Executive incurs a Separation from Service.

(b)           Death.  The Executive’s employment hereunder shall terminate upon his death.  In such event, the Company shall, within thirty (30) days following the date of death, pay to such person as the Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to his estate, a lump sum amount equal to the Salary and Automobile Allowance (at the rate in effect as of the Termination Date) payable during the period from the Termination Date through the Expiration Date.

(c)           Incapacity.  If, in the reasonable judgment of the Chief Executive Officer, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his full-time duties as described hereunder for the entire period of six (6) consecutive months (“Incapacity”), the Executive’s employment shall terminate at the end of the six (6)-month period.  In such event, upon the Termination Date, the Company shall pay to the Executive a lump sum payment equal to the Salary and Automobile Allowance (at the rate in effect as of the Termination Date) payable during the period from the Termination Date through the Expiration Date.  The lump sum payment shall be made within sixty (60) days following the Termination Date, provided that prior to the payment date the Executive or his designated appointee signs a waiver and release of claims agreement in the form provided by the Company in its discretion and such waiver and release becomes effective and irrevocable in its entirety prior to such date.  If the waiver and release does not become effective and irrevocable on or prior to the payment date set forth in the preceding sentence, the Company shall have no further obligations pursuant to Sections 5(c) or 5(g).  Any dispute between the Chief Executive Officer and the Executive with respect to the Executive’s Incapacity shall be settled by reference to a competent medical authority mutually agreed to by the Chief Executive Officer and the Executive, whose decision shall be binding on all parties.

(d)           Termination by the Company for Cause; Resignation by the Executive.

(i)           If the Company terminates the Executive’s employment for Cause or the Executive resigns his employment for any reason (other than pursuant to Section 5(f)), the Company shall have no further obligations to the Executive hereunder after the Termination Date, except for unpaid Salary and benefits accrued through the Termination Date.

(ii)           For purposes of this Agreement, “Cause”  shall mean (i) the Executive’s material failure, refusal or neglect to perform and discharge his powers, duties, obligations or responsibilities hereunder (including duties prescribed by the Chief Executive Officer pursuant to Section 3 above), other material breach of the terms hereof, or breach of any fiduciary duties the Executive may have because of any position the Executive holds with the Company or any subsidiary or affiliate thereof; or (ii) a felony  conviction, a conviction for any crime involving the Executive’s personal dishonesty or moral turpitude, or any indictment by a grand jury for acts detrimental to the Company’s best interests.

(e)           Termination without Cause.  The Company may terminate the Executive’s employment hereunder at any time without Cause.  In such event, the Company shall pay to the Executive a lump sum payment equal to:

(i)           the Salary payable during the period from the Termination Date through the Expiration Date; and

(ii)           one (1) times the Salary in effect as of the Termination Date.

This payment shall be made within sixty (60) days following the Termination Date provided that, prior to the payment date, the Executive signs a waiver and release agreement in the form provided by the Company in its sole discretion and such waiver and release becomes effective and irrevocable in its entirety prior to such date.  If the waiver and release does not become effective and irrevocable on or prior to the payment date set forth in the preceding sentence, the Company shall have no further obligations pursuant to Sections 5(e) or 5(g).

(f)           Change of Control.

(i)           If a “Change of Control” occurs during the Employment Term and in connection with or within two (2) years following such Change of Control the Executive’s employment is terminated by the Company for any reason (other than Cause), or the Executive resigns his employment because any of the Executive’s position, location, powers, duties or responsibilities under Section 3 above are materially reduced or changed without his agreement, or any compensation or benefit payable or otherwise extended to the Executive hereunder (including, without limitation, the Salary, incentive bonus and fringe benefits as set forth in Section 4 above) is eliminated or materially reduced, the Company or its successor in interest shall (x) give prompt notice to the Executive of any such elimination or reduction and (y) pay to the Executive a lump sum payment equal to:

(A)           the Salary payable during the period from the Termination Date through the Expiration Date; and

(B)           one (1) times the Salary in effect as of the Termination Date.

The lump sum payment shall be made within sixty (60) days following the Termination Date.

(ii)           For purposes of this Agreement, a “Change of Control” shall mean a “change in control event” within the meaning of the default rules under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”).  The obligations of the Company pursuant to this Section 5(f) shall survive any termination of this Agreement or the Executive’s employment or any resignation of such employment by the Executive pursuant to this Section 5(f).

(g)           Benefit Continuation.  If the Executive’s employment is terminated pursuant to Sections 5(b), 5(c), 5(e) or 5(f), then the Company shall provide the Executive and his spouse and eligible dependents with continued participation in the medical, dental and health benefit plans then generally available to the Company’s executive officers on similar terms and conditions as active executives, from the Termination Date until the earlier of (i) the third (3rd) anniversary of the Termination Date and (ii) the date the Executive becomes eligible for comparable benefits provided by a third party; provided, however, that the continuation of such benefits shall be subject to the continued availability of and respective terms of the applicable plan, as in effect from time to time, and the timely payment by the Executive of his allocable share of the applicable premiums in effect from time to time.  To the extent that reimbursable medical and dental care expenses constitute deferred compensation for purposes of Section 409A of the Code (“Section 409A”), the Company shall reimburse the medical and dental care expenses as soon as practicable consistent with the Company’s practice, but in no event later than the last day of the seventh (7th) month of the year next following the calendar year in which such expenses are incurred.  The Executive shall be solely responsible for all taxes related to the receipt of post employment medical, dental and health benefits.

(h)           Consulting Obligations.  In the event the Executive receives the severance benefits pursuant to Sections 5(e) or 5(f), the Executive shall make himself available to the Company for one (1) year after the Termination Date as a consultant for up to ten (10) hours per month.  The Executive may fulfill this obligation by making himself available telephonically, or through web-based conferencing as mutually agreed upon by the Executive and the Chief Executive Officer or his designee.

6.           Covenants of the Executive.  In consideration of the execution of this Agreement, including all of the benefits set forth herein that are beyond or in addition to the benefits the Executive was entitled to receive under the Past Employment Agreement (each benefit separately being sufficient consideration for the Executive’s covenants contained in this Section 6), and the Executive’s commencement of employment as the President and Chief Operating Officer with the Company (also separately being sufficient consideration for the Executive’s covenants contained in this Section 6), the Executive agrees as follows:

(a)           Non-Competition.

(i)           The Executive shall not during the Executive’s employment with the Company and for three (3) years after the Termination Date or Expiration Date, whichever occurs first (the “Non-Compete Restrictive Period”), directly or indirectly:

(A)           compete in the United States or on the internet with respect to any “Competing Product or Service,” which is defined to mean those products or services offered and/or under development by the Company or any of its subsidiaries or affiliates during the Executive’s employment with the Company of which the Executive has knowledge, or any product or service competitive with or intended to compete with such products or services, or any product or service which the Executive acquired knowledge of as a result of his employment with the Company;

(B)           own, invest in, make loans to, operate, manage, control, participate in, consult with, or advise, any entity or person that provides a Competing Product or Service with the Company in the United States or on the internet.  This covenant shall not prevent the Executive from having passive investments of less than five percent (5%) of the outstanding equity securities of any entity listed for trading on a national stock exchange (as defined in the Securities Exchange Act of 1934) or any recognized automatic quotation system.

(ii)           If the Executive breaches any covenant contained in this Section 6(a), the Executive agrees and acknowledges that the Non-Compete Restrictive Period shall be extended during the time of such breach.  The Executive further agrees and acknowledges that, in the event of the Executive’s breach of any covenants contained in this Section 6(a), the Non-Compete Restrictive Period may be extended for up to three (3) years, which shall commence upon either (x) a determination by the Company that the Executive has stopped breaching such covenants, or (y) the date of a court’s or arbitrator’s final determination that the Executive breached a covenant contained in Section 6(a).

(b)           Non-Solicitation.

(i)           As a separate and independent covenant, the Executive agrees that he shall not during his employment with the Company and for three (3) years after the Termination Date or the Expiration Date, whichever occurs first (the “Non-Solicitation Restrictive Period”), directly or indirectly:

(A)           contact, solicit, perform services for, or accept work or business (in any capacity other than as a Company employee) from any clients or customers of the Company, its subsidiaries or affiliates, with whom the Executive has worked or had contact during the Executive’s employment with the Company, or of whom the Executive had knowledge of due to his employment or access to the Company’s confidential information and/or trade secrets;

(B)           contact, solicit or accept contact from any clients, subcontractors, consultants, vendors, suppliers or independent contractors of the Company, its subsidiaries or affiliates, for the purpose of interfering with, causing, inviting, or encouraging any such persons or entities from altering or terminating their business relationship or association with the Company, its subsidiaries or affiliates.  This applies to any clients, subcontractors, consultants, vendors, suppliers or independent contractors with whom the Executive has worked or had contact during his employment with the Company, or of whom the Executive had knowledge due to his employment or access to the Company’s confidential information and/or trade secrets; or

(C)           contact, solicit or accept contact from any employee of the Company, its subsidiaries or affiliates for the purpose of interfering with their employment with the Company, its subsidiaries or affiliates, or inviting or encouraging them to terminate their employment with the Company, its subsidiaries or affiliates or which has the effect of altering or terminating their employment with the Company, its subsidiaries or affiliates.

(ii)           If the Executive breaches any covenant contained in this Section 6(b), the Executive agrees and acknowledges that the Non-Solicitation Restrictive Period shall be extended during the time of such breach.  The Executive further agrees and acknowledges that, in the event of the Executive’s breach of any covenants contained in this Section 6(b), the Non-Solicitation Restrictive Period may be extended for up to three (3) years, which shall commence upon either (x) a determination by the Company that the Executive has stopped breaching such covenants, or (y) the date of a court’s or arbitrator’s final determination that the Executive breached a covenant contained in Section 6(b).

7.           Amendments.  No amendment to this Agreement or any schedule hereto shall be effective unless it shall be in writing and signed by each party hereto.

8.           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by telecopy or three (3) days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to it at:

BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL 33414
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL 33414
Attention: General Counsel

If to the Executive, to him at:

Werner Lieberherr
255 Belleford Court
Lewisville NC 27023

9.           Entire Agreement.  This Agreement, the 2006 Proprietary Rights Agreement and the 2011 Proprietary Rights Agreement constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  The non-solicitation and non-competition provisions in this Agreement and in the 2011 Proprietary Rights Agreement shall be deemed separate and distinct provisions and each applicable time period shall run concurrently in accordance with its terms for the benefit of the Company.

10.           Headings.  The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.

11.           Counterparts.  This Agreement may be executed in any number of counterparts which together shall constitute one instrument.

12.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Florida.

13.           Withholding.  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

14.           Section 409A.

(a)           If any amounts that become due under Section 5 of this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until the Executive incurs a Separation from Service if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts.

(b)           Notwithstanding any provision of this Agreement to the contrary, if Executive is a “Specified Employee” (as defined below) he shall not be entitled to any payments upon a Separation from Service until the earlier of (i) the date which is the first (1st) business day following the date that is six (6) months after the Executive’s Separation from Service for any reason other than death or (ii) the Executive’s date of death.  The provisions of this Section 14(b) shall only apply if required to comply with Section 409A.

(c)           For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) and determined in accordance with the default rules under Section 409A.  “Specified  Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(i), as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

(d)           It is intended that the terms and conditions of this Agreement comply with Section 409A.  If any provision of this Agreement contravenes any regulations or United States Treasury guidance promulgated under Section 409A, or could cause any amounts or benefits hereunder to be subject to taxes, interest and penalties under Section 409A, the Company may, in its sole discretion and without the Executive’s consent, modify the Agreement to: (i) comply with, or avoid being subject to, Section 409A, (ii) avoid the imposition of taxes, interest and penalties under Section 409A, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A.  This Section 14(d) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to interest and penalties under Section 409A.

(e)           Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company group covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.  No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

15.           Enforceability; Waiver.  If any arbitrator or court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions of this Agreement, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed, blue-penciled or reformed by the court or arbitrator in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed in such provision.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

16.           Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.  This Agreement may be assigned by the Company.  The Executive may not assign or delegate his duties under this Agreement without the Company’s prior written approval.

17.           Survival.  The obligations of the Executive pursuant to the 2006 Proprietary Rights Agreement, the 2011 Proprietary Rights Agreement, the respective obligations of the parties pursuant to Sections 4(f), 4(g) and 6 of this Agreement, and the entitlements of the Executive and obligations of the Company pursuant to Section 5 of this Agreement, shall each survive any termination or expiration of this Agreement, or any termination or resignation of the Executive’s employment, as the case may be.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date first written above.

EXECUTIVE:

/s/ Werner Lieberherr
Werner Lieberherr

Date:	February 23, 2011

COMPANY:

BE AEROSPACE, INC.

By:	/s/ Thomas P. McCaffrey
Name:	Thomas P. McCaffrey
Title:	Senior Vice President &
Chief Financial Officer

Exhibit A

2011 Proprietary Rights Agreement